Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2017 Second Quarter Financial Results
Houston, Texas – August 2, 2017 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported second quarter 2017 net income attributable to controlling interests of $55 million and distributable cash flow of $82 million.
"Our portfolio of assets performed well in the second quarter.  Our strategy of underpinning our business with long-term contracts continues to provide consistent results and generate stable cash flow and earnings," said Brandon Anderson, President of TC PipeLines, GP, Inc.  "TC PipeLines, LP has increased its second quarter distribution to our unitholders by six percent on the basis of our solid operating results and the expected accretion from the Iroquois and PNGTS transaction which closed on June 1."

Second Quarter Highlights (All financial figures are unaudited)
o
Completed the recently announced acquisition of a 49.3 percent interest in Iroquois Gas Transmission System (Iroquois) and an 11.8 percent interest in Portland Natural Gas Transmission System (PNGTS) from TransCanada for $765 million plus purchase price adjustments

o	Generated net income attributable to controlling interests of $55 million
o	Paid cash distributions of $68 million or $0.94 per common unit
o	Declared cash distributions of $1.00 per common unit; a six percent increase from the first quarter distribution
o	Generated distributable cash flow of $82 million
o	Raised net proceeds of approximately $20 million in common equity through the Partnership's At-the-Market (ATM) equity issuance program and through a General Partner contribution
The Partnership's financial highlights for the second quarter of 2017 compared to the same period of 2016 were:
	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars, except per common unit amounts)	2017	2016	2017	2016

Net income attributable to controlling interests (a)	55	55(a)	132	130(a)
Net income per common unit- basic and diluted (b)	$0.73	$0.76(c)	$1.78	$1.86(c)

Cash distributions paid	(68)	(60)	(135)	(119)
Class B distributions paid	-	-	(22)	(12)
Cash distributions declared per common unit	$1.00	$0.94	$1.94	$1.83

EBITDA (d)	100	99(a)	225	224(a)
Distributable cash flow (d)	82	78(a)	174	176(a)

Weighted average common units outstanding (millions)-basic and diluted (e)	68.9	65.5	68.6	64.9
Common units outstanding at the end of period (millions) (e)	69.0	65.9	69.0	65.9

(a)
Recast information to consolidate PNGTS for all periods presented as a result of additional 11.81 percent in PNGTS that was acquired from TransCanada on June 1, 2017, increasing the Partnership's ownership in PNGTS to 61.71 percent. Prior to this transaction, the Partnership owned a 49.9 percent interest in PNGTS that was acquired from TransCanada on January 1, 2016. For more information, refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC.

(b)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributed to PNGTS' former parent and amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(c)	Net income per common unit prior to recast.
(d)
Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled "Non-GAAP Financial Measures" and the Supplemental Schedule for further detail.

(e)	Under the ATM program, the Partnership issued 345,172 and 1,542,921 units during the three and six months ended June 30, 2017, respectively.
Recent Business Developments
Cash Distributions – On July 20, 2017, the board of directors of our General Partner declared the Partnership's second quarter 2017 cash distribution in the amount of $1.00 per common unit payable on August 11, 2017 to unitholders of record as of August 1, 2017. The declared distribution reflects a $0.06 per common unit increase to the quarterly distribution and will include a $2 million distribution to our General Partner for its effective two percent general partner interest and an incentive distribution rights (IDR) payment amounting to $3 million.
Debt Offering – On May 25, 2017, the Partnership closed a $500 million public offering of senior unsecured notes bearing an interest rate of 3.90 percent maturing May 25, 2027. The net proceeds of $497 million were used to partially fund the acquisition described below.
2017 Acquisition –On June 1, 2017, the Partnership completed the purchase of a 49.34 percent interest in Iroquois from subsidiaries of TransCanada including an option to acquire a further 0.66 percent interest in Iroquois, together with TransCanada's remaining 11.81 percent interest in PNGTS that resulted in the Partnership owning a 61.71 percent interest in PNGTS (2017 Acquisition). The total purchase price of the 2017 Acquisition was $765 million plus preliminary purchase price adjustments amounting to approximately $9 million. The purchase price consisted of  (i) $710 million for the Iroquois interest (less $164 million, which reflected the Partnership's 49.34 percent share of Iroquois outstanding debt at the time of the 2017 Acquisition   (ii) $55 million for the additional 11.81 percent  interest in PNGTS (less $5 million, which reflected our 11.81 percent share in PNGTS' outstanding debt at the time of the 2017 Acquisition) and ( iii) preliminary working capital adjustments on PNGTS and Iroquois amounting to $3 million and $6 million, respectively. The Partnership funded the cash portion of the 2017 Acquisition through a combination of proceeds from the Partnership's May 25, 2017 public debt offering and borrowing under our Senior Credit Facility.

Results of Operations
For the three months ended June 30, 2017, our net income attributable to controlling interests was comparable to the prior period due to the addition of equity earnings in Iroquois effective June 1, 2017 offset by (i) higher pipeline integrity and other operational costs at GTN which were required due to increased gas flow on the pipeline and (ii) higher financing costs due to additional borrowings to finance the 2017 Acquisition. Additionally, despite strong demand for GTN's capacity that resulted in incremental revenues for GTN during the current period, overall revenues remained comparable to the prior period due to lower discretionary revenues from short term services sold by PNGTS.
Our overall EBITDA was comparable to the same period in 2016. The slight increase was primarily the result of addition of equity earnings in Iroquois effective June 1 2017 offset by higher pipeline integrity and other operational costs at GTN.
Distributable cash flow increased by $4 million in the second quarter of 2017 compared to the same period in 2016 primarily due to the addition of our 49.34 percent share of Iroquois second quarter 2017 distribution offset by (i) higher maintenance capital expenditures, the majority of which related to major compression equipment overhauls on GTN's pipeline system; (ii) higher financing costs due to additional borrowings to finance the 2017 Acquisition and (iii) higher distributions paid to our General Partner in respect of its two percent general partner interest and IDRs.
Cash Flow Analysis

Net cash provided by operating activities decreased by $30 million in the six months ended June 30, 2017 compared to the same period in 2016 primarily due to lower distributions from Great Lakes and Northern Border in 2017. Distributions received in the first quarter of 2016 from Great Lakes were higher than on a run-rate basis due to the resolution of certain regulatory proceedings in the fourth quarter of 2015 which inflated its results during that period and resulted in higher cash flow which was paid to the Partnership in the first quarter of 2016 and not applicable in the first quarter of 2017. Additionally, the Partnership received lower distributions from Northern Border in the current period compared to the same period in 2016 primarily due to the change in Northern Border's distribution policy during the second quarter of 2016 from a lagged quarterly distribution to a more timely monthly distribution that resulted in a larger distribution in the second quarter of 2016.
Net cash used in investing activities increased by $412 million in the six months ended June 30, 2017 compared to the same period in 2016.  On January 1, 2016, we invested $193 million to acquire a 49.9 percent interest in PNGTS and on June 1, 2017, we invested $552 million to acquire a 49.34 percent interest in Iroquois and $53 million to acquire an additional 11.81 percent of PNGTS.
The net change in cash from our financing activities was approximately $432 million in the six months ended June 30, 2017 compared to the same period in 2016 primarily due to the net effect of:
·	$439 million increase in net issuances of debt in 2017 primarily to finance the 2017 Acquisition;
·	$9 million increase in our ATM equity issuances in 2017 as compared to 2016;
·	$16 million increase in distributions paid to our common units and to our General Partner in respect of its two percent general partner interest and IDRs;
·	$10 million increase in distributions paid to Class B units in 2017 as compared to 2016;
·	$4 million decrease in distributions paid to non-controlling interest due lower revenues on PNGTS compared to the previous periods; and
·
$7 million decrease in distributions paid to TransCanada as the former parent of PNGTS primarily due to the Partnership's acquisition of a 49.9 percent interest in PNGTS effective January 1, 2016  and additional 11.81 percent effective June 1, 2017.

At June 30, 2017, the Partnership's available borrowing capacity under its $500 million credit facility was $330 million.

Non-GAAP Financial Measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
·	EBITDA
·	Total distributable cash flow
·	Distributable cash flow
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, depreciation and amortization and net income attributable to non-controlling interests and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes EBITDA plus:
·	Distributions from our equity investments
less:
·	Earnings from our equity investments,
·	Equity allowance for funds used during construction (Equity AFUDC),
·	Interest expense,
·	Distributions to non-controlling interests,
·	Distributions to TransCanada as the former parent of PNGTS and
·	Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN's distributable cash flow for the year ended December 31, 2017 less $20 million (2016 - less $20 million).
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow" included at the end of this release.
Conference Call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on Wednesday, August 2, 2017 at 10a.m. central time (CDT)/11 a.m. eastern time (EDT). Brandon Anderson, President of the General Partner, will discuss the second quarter financial results and provide an update on the Partnership's business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership's website under "Events and Presentations" prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on August 9, 2017, by calling 800.408.3053, then entering pass code 6544557.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.
Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements".  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to costs of compliance with newly enacted regulations, the timing, terms and closing of future acquisitions of additional natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control,  disruption in the debt and equity markets that negatively impacts the Partnership's ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2016 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Mark Cooper/James Millar
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars, except per common unit amounts)	2017	2016 (a)	2017	2016 (a)

Transmission revenues	101	101	213	212
Equity earnings	24	20	60	53
Operation and maintenance expenses	(17)	(14)	(31)	(25)
Property taxes	(7)	(7)	(14)	(14)
General and administrative	(2)	(2)	(4)	(4)
Depreciation	(25)	(24)	(49)	(48)
Financial charges and other	(19)	(17)	(36)	(35)
Net income before taxes	55	57	139	139
Income taxes	-	-	(1)	(1)
Net income	55	57	138	138

Net income attributable to non-controlling interests	-	2	6	8
Net income attributable to controlling interests	55	55	132	130

Net income attributable to controlling interest allocation:
Common units	50	50	122	121
General Partner	5	3	8	5
TransCanada and its subsidiaries	-	2	2	4
	55	55	132	130

Net income per common unit– basic and diluted (b)	$0.73	$0.76 (c)	$1.78	$1.86 (c)

Weighted average common units outstanding – basic and diluted (millions)	68.9	65.5	68.6	64.9

Common units outstanding, end of period (millions)	69.0	65.9	69.0	65.9

(a)
Financial information was recast to consolidate PNGTS for all periods presented. For more information, refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC.  Prior to the recast associated with the  2017 Acquisition, our net income attributable to controlling interests  was $54 million and $127 million for the three and six months ended June 30, 2016, respectively, reflecting our 49.9 percent ownership in PNGTS. After the recast, net income attributable to controlling interests increases to $55 million and $130 million for the three and six months ended June 30, 2016, respectively, reflecting our 61.7 percent ownership in PNGTS. Net income attributed to PNGTS' former parent of $1 million and $3 million, reflecting the 11.81 percent interest not then owned by the Partnership, for the three and six months ended June 30, 2016, respectively, reconciles the net income as previously reported with that after the recast.

(b)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributed to PNGTS' former parent, amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner's effective two percent general partner interest, plus an amount equal to incentive distribution rights. For the year ended December 31, 2017, the amount allocable to the Class B units is equal to 30 percent of GTN's annual distributable cash flow, less the threshold amount of $20 million (2016 - $20 million).  During the three and six months ended June 30, 2017, no amounts were allocated to the Class B units as the annual threshold of $20 million has not been exceeded. During the three and six months ended June 30, 2016, the amount allocated to the Class B units was $1 million.

(c)	Net Income per common unit prior to recast.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited)
(millions of dollars)	June 30, 2017	December 31, 2016 (a)

ASSETS
Current Assets
Cash and cash equivalents	51	64
Accounts receivable and other	37	47
Inventories	7	7
Other	5	7
	100	125

Equity investments	1,138	918
Plant, property and equipment
(Net of $1,135 accumulated depreciation; 2016 - $1,088)	2,148	2,180
Goodwill	130	130
Other assets	-	1
	3,516	3,354

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	27	29
Accounts payable to affiliates	35 (c)	8
Distribution payable	-	3
Accrued interest	11	10
Current portion of long-term debt	57	52
	130	102
Long-term debt, net	2,333	1,859
Deferred state income taxes	10	10
Other liabilities	28	28
	2,501	1,999

Common units subject to rescission (b)	-	83

Partners' Equity
Common units	795	1,002
Class B units	95	117
General partner	25	27
Accumulated other comprehensive loss	(1)	(2)
Controlling interests	914	1,144

Non-controlling interests	101	97
Equity of former parent of PNGTS	-	31
	1,015	1,272
	3,516	3,354

(a)
Financial information was recast to consolidate PNGTS for all periods presented. For more information refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC.

(b)
In connection with the late filing of an employee-related Form 8-K with the SEC, we may have been ineligible to use the then-effective shelf registration statement upon the filing of our 2015 Form 10-K. As a result, it was determined that the 1.6 million common units that were issued from March 8, 2016 to May 19, 2016, inclusive, under our ATM program may have had a rescission right for an amount equal to the purchase price paid for the units, plus statutory interest and less any distributions paid, upon the return of the units to us.  The rescission rights related to these units expired approximately one year from the date of purchase of the units with the final rights expiring on May 19, 2017.

(c)
At December 31, 2016, $83 million was recorded as Common units subject to rescission on the consolidated balance sheet.  This represents all of the 1.6 million common units sold under the ATM program from March 8, 2016 to May 19, 2016, inclusive, which may be subject to rescission rights. The separation on the balance sheet places these units outside of equity given the potential redemption feature which is not within the control of the Partnership.

No unitholder claimed or attempted to exercise any rescission rights prior to their expiry dates. Therefore all of the common units subject to rescission were reclassified back to equity on our consolidated balance sheet at June 30, 2017.
For more information, refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2017 as filed with the SEC.
(d)
As at the date of the 2017 Acquisition, there was significant cash on Iroquois' balance sheet.  Pursuant to the Purchase and Sale Agreement associated with the acquisition of the Iroquois interest, as amended, the Partnership agreed to pay $28 million plus interest to TransCanada on August 1, 2017 for its 49.34 percent share of cash determined to be surplus to Iroquois' operating needs. In addition, the Partnership expects to make a final working capital adjustment payment by the end of August. The $28 million and the related interest were included in accounts payable to affiliates at June 30, 2017.

The Iroquois' partners adopted a distribution resolution to address the significant cash on Iroquois' balance sheet post-closing. The Partnership expects to receive the $28 million of unrestricted cash as part of its quarterly distributions from Iroquois over 11 quarters under the terms of the resolution, beginning with the second quarter 2017 distribution on August 1, 2017.

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

	Six months ended
(unaudited)	June 30,
(millions of dollars)	2017	2016 (a)

Cash Generated From Operations
Net income	138	138
Depreciation	49	48
Amortization of debt issue costs reported as interest expense	1	1
Amortization of realized loss on derivative instrument	1	1
Accrual for costs related to the 2017 Acquisition	1	-
Deferred state income tax recovery	-	(7)
Equity earnings from equity investments (b)	(60)	(53)
Distributions received from operating activities of equity investments (b)	68	95
Change in operating working capital	7	12
	205	235
Investing Activities
Investment in Great Lakes	(4)	(4)
Acquisition of a 49.9 percent interest in PNGTS	-	(193)
Acquisition of a 49.34 percent in Iroquois and an additional 11.81 percent in PNGTS	(605)	-
Capital expenditures	(16)	(18)
Other	-	2
	(625)	(213)
Financing Activities
Distributions paid	(135)	(119)
Distributions paid to Class B units	(22)	(12)
Distributions paid to non-controlling interests	(5)	(9)
Distributions paid to former parent of PNGTS	(1)	(8)
Common unit issuance, net	92	-
Common unit issuance subject to rescission, net	-	83
Long-term debt issued, net of discount	607	205
Long-term debt repaid	(128)	(165)
Debt issuance costs	(1)	-
	407	(25)
Increase in cash and cash equivalents	(13)	(3)
Cash and cash equivalents, beginning of period	64	55
Cash and cash equivalents, end of period	51	52

(a)
Financial information was recast to consolidate PNGTS for all periods presented. For more information, refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC.

(b)
In August 2016, the FASB issued ASU No. 2016-15 "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," an amendment of previously issued guidance, which intends to reduce diversity in practice as to how certain transactions are classified in the statement of cash flows. The new guidance is effective January 1, 2018, however as early adoption is permitted, the Partnership elected to retrospectively apply this guidance effective December 31, 2016. The Partnership has elected to classify distributions received from equity method investees using the nature of distributions approach as it is more representative of the nature of the underlying activities of the investees that generated the distributions. As a result, certain comparative period distributions, received from equity method investees, amounting to $42 million for the six months ended June 30, 2016 have been reclassified from investing activities to cash generated from operations in the consolidated statement of cash flows.

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow
	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars)	2017	2016 (a)	2017	2016(a)
Net income	55	57	138	138

Add:
Interest expense(b)	20	18	37	37
Depreciation and amortization	25	24	49	48
Income taxes	-	-	1	1

EBITDA	100	99	225	224

Add:
Distributions from equity investments(c)
Northern Border	20	21	40	44
Great Lakes	7	6	27	23
Iroquois (d)	14	-	14	-
	41	27	81	67
Less:
Equity earnings:
Northern Border	(15)	(16)	(34)	(34)
Great Lakes	(6)	(4)	(23)	(19)
Iroquois	(3)	-	(3)	-
	(24)	(20)	(60)	(53)
Less:
Equity AFUDC		-		-
Interest expense	(20)	(18)	(37)	(37)
Income taxes	-	-	(1)	(1)
Distributions to non-controlling interests (e)	(3)	-	(8)	(9)
Distributions to TransCanada as PNGTS' former parent(f)	-	(1)	(1)	(3)
Maintenance capital expenditures (g)	(7)	(5)	(17)	(6)
	(30)	(24)	(64)	(56)

Total Distributable Cash Flow	87	82	182	182
General Partner distributions declared (h)	(5)	(3)	(8)	(5)
Distributions allocable to Class B units (i)	-	(1)	-	(1)
Distributable Cash Flow	82	78	174	176

(a)
Financial information was recast to consolidate PNGTS for all periods presented. Prior to the recast associated with the 2017 Acquisition, our distributable cash flow was $76 million and $171 million for the three and six months ended June 30, 2016, respectively, reflecting our 49.9 percent ownership in PNGTS. Accordingly, the distributable cash flow presented for PNGTS in 2016 was net of our 49.9 percent share of PNGTS' total debt repayment during the period. After the recast, distributable cash flow increases to $78 million and $176 million for the three and six months ended June 30, 2016, respectively, reflecting our 61.7 percent ownership in PNGTS. Similarly, distributable cash flow reported after the recast was prior to our share of debt repayment. Our debt repayment share of approximately $2 million and $5 million, for the three and six months ended June 30, 2016, respectively, reconciles the distributable cash flow reported in 2016 with that after the recast.

(b)
Interest expense as presented includes net realized loss related to the interest rates swaps and amortization of realized loss on PNGTS' derivative instruments. For more information refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC.

(c)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(d)
Our equity investee Iroquois declared its second quarter 2017 distribution of $28 million on July 27, 2017, of which the Partnership received its 49.34 percent share or $14 million on August 1, 2017. The amount that was received by the Partnership includes its share of the Iroquois unrestricted cash distribution amounting to approximately $2.6 million

(e)	Distributions to non-controlling interests represent the respective share of our consolidated entities' distributable cash not owned by us during the periods presented.
(f)	Distributions to TransCanada as PNGTS' former parent represent TransCanada's respective share of PNGTS' distributable cash not owned by us during the periods presented.
(g)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets.  This amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures for our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(h)
Distributions declared to the General Partner for the three and six months ended June 30, 2017 included an incentive distribution of approximately $3 million and $5 million, respectively (June 30, 2016 – $2 million and $3 million).

(i)
During the six months ended June 30, 2017, 30 percent of GTN's total distributions amounted to $19 million.  Therefore, no distribution was allocated to the Class B units as the threshold level for 2017 of $20 million has not been exceeded. We expect to exceed the threshold in third quarter of 2017 and will accordingly allocate almost all of the 30 percent of distributable cash flow of GTN for the third quarter to the Class B units and the full 30 percent to the Class B units in the fourth quarter. During the six months ended June 30, 2016, $1 million was allocated to the Class B units representing the amount that exceeded the threshold level of $20 million.